PROSPECTUS SUPPLEMENT NO. 2                  File No.  333-31295
(To Prospectus dated August 6, 1997)         Filed pursuant to
                                             Rule 424(b)(3) and
                                             Rule 424(c)

              ARI NETWORK SERVICES, INC.

                     Common Stock

     This Prospectus Supplement updates and supplements the Prospectus dated August 6, 1997, which was filed with the Securities and Exchange Commission in connection with the Company's registration statement on Form S-2, Registration No. 333-31295.

     On November 19, 1997, the Company consummated a one-for-four reverse stock split. As a result, the Prospectus relates to a post-split total of 500,000 shares of Common Stock. From August 6, 1997, through the date of this Prospectus Supplement, the Company sold 387,500 shares of Common Stock covered by the Registration Statement at $4.00 per share (as adjusted for the reverse stock split), including 150,000 shares purchased by WITECH Corporation and an aggregate of 25,000 shares purchased by directors and executive officers of the Company.

     On November 19, 1997, the Company reported operating results for the quarter ending October 31, 1997, as set forth below:

                                   Three Months
                                      Ended
                              October 31,   October 31,
                                 1997          1996
                        (In thousands, except per share data)

         Revenues             $ 2,023   $ 1,683
         Net loss             $  (593)  $(1,149)

         Loss per share         (0.16)    (0.33)
           (as adjusted
           for the reverse
           stock split)

   The date of this Prospectus Supplement is December 11, 1997.